EXHIBIT 10.1

Artisan Components End User License Agreement For Standard Cells, I/Os and Memory Generators Optimized For [Foundry] Processes

“Licensee”	“Artisan”

Name:	Artisan Components, Inc.

Address:	141 Caspian Court

Sunnyvale, CA 94089

License Agreement No.

Licensee’s Main Contact

Name:	Telephone:

Email Address:	Facsimile:

Licensee’s Contact for Section 2.3 Quarterly Reporting

Name:	Telephone:

Email Address:	Facsimile:

Products To Be Licensed: Standard Cell Library, Memory Generators and I/O Cells for the [Foundry ] processes.

Ship-To Address (if different from above):

Attention:	Address:

Licensee elects to obtain Support: (yes) or (no). If yes, complete and attach the AccessFirst Support Agreement, AccessBasic Support Addendum, or AccessCustom Support Addendum, as applicable.

This First Page and the attached Artisan Components End User License Agreement Terms and Conditions make up a binding agreement between Licensee and Artisan. The effective date of this Agreement is the date last signed below (“Effective Date”).

Accepted and Agreed To:

LICENSEE	ARTISAN

By:	By:

Name:	Name:

Title:	Title:

Telephone:	Telephone:

Facsimile:	Facsimile:

E-mail:	E-mail:

Date:	Date:

PLEASE COMPLETE ALL OF THE ABOVE, HAVE AN AUTHORIZED REPRESENTATIVE OF YOUR COMPANY SIGN TWO COPIES OF THIS COMPLETED AGREEMENT, AND SEND THE TWO SIGNED COPIES TO THE ABOVE ARTISAN COMPONENTS ADDRESS, ATTENTION: END USER LICENSES.

1

Artisan Components End User License Agreement Terms and Conditions

1.	Definitions:

1.1    “Back-End Views” means the library element physical design and related documentation deliverables, whether in object code, reconfigurable binary, ASCII data, binary data, or any other form. Typically each Product delivered hereunder will come with a list identifying the Back-End Views deliverables, and such deliverables will typically include GDS II and SPICE.

1.2    “Front-End Views” means the library element timing, simulation models, logical symbols, floor planning abstracts and related documentation deliverables. Typically each Product delivered hereunder will come with a list identifying the Front-End Views deliverables, and such deliverables will typically include Verilog files.

1.3    “Product(s)” means the Product(s) identified on the first page of this Agreement, and any Products added to this Agreement per a request by Licensee pursuant to (a) an addendum to this Agreement signed by both parties; or (b) an e-mail from an authorized representative of the Artisan End User Group sent to Licensee’s Main Contact that references the License Agreement Number of this Agreement. Where applicable, each Product licensed hereunder will consist of both Front-End Views and Back-End Views.

1.4    “Foundry” means                                 .

1.5    “Confidential Information” means (a) the Products and (b) the confidential or proprietary information delivered under this Agreement except for information which (i) was known to recipient at the time of disclosure; (ii) is or becomes publicly available without fault of recipient; and (iii) is lawfully obtained by recipient from a third party without confidentiality restriction.

1.6    “Part Number” means a unique alphanumeric sequence used by Licensee and Foundry for ordering and tracking Licensee’s integrated circuit designs through the Foundry manufacturing and/or delivery processes. “Part Number” includes any prefixes or suffixes that indicate the current revision or version of a particular IC design. If Licensee does not use a sequence for ordering and tracking integrated circuits that meets the preceding definition of “Part Number,” then this definition shall be deemed to include whatever sequence, designation or system is in use by Licensee.

2.	License:

2.1    License Grant.    Artisan grants Licensee a non-exclusive, non-transferable license to use the Products internally solely to design and layout integrated circuits for manufacture at Foundry’s manufacturing facilities. To the extent elements of the Products are intended to be, and are made, part of any integrated circuits developed using the Products, Artisan further grants Licensee a non-exclusive, non-transferable license to use, import, export, market, offer for sale, sell, and otherwise dispose of such elements solely as part of any such integrated circuits. There is no charge to Licensee for the licenses granted hereunder.

2.2    Limitations.    Licensee may not disclose or distribute, except as set forth in Section 2.4, or modify the Products. The manufacture of any integrated circuits containing or based upon any portion of the Products or output from the Products (e.g., memory instances) may occur only at Foundry’s manufacturing facilities. Licensee agrees to ensure that tags identifying the Products as Artisan’s royalty-bearing products will be included in and will not be removed from the integrated circuit database developed using the Products, and further agrees that it shall include, and shall not alter, modify or remove the tagging located at special text layer 63 in the GDSII format. In addition, Licensee shall notify Foundry at the time of submission of a design for manufacturing that Artisan Product(s) have been used in the design. Licensee acknowledges that

(a) its receipt of the Products does not guarantee a business relationship with Foundry, (b) a separate agreement between Foundry and Licensee must be in place to cover foundry services to be provided by Foundry to Licensee, and (c) it has entered, or shall enter, into such separate agreement with Foundry based upon its own judgment and expressly disclaims any reliance upon statements made by Artisan to Licensee, if any, with regards to such separate agreement with Foundry. The Products are Confidential Information of Artisan (and/or its licensors) and, except as set forth in Section 2.4, they may not be disclosed to any third parties and they may be used as authorized hereunder only by Licensee’s employees (and its individual independent contractors working on site at Licensee and who are under a written agreement with Licensee sufficient to ensure compliance with this Agreement) with a need to know in order to design and layout integrated circuits using the Products for eventual manufacture at Foundry’s manufacturing facilities. Certain elements of the Products may be provided in files/data formatted for use with or by certain third party tools/products. No license to any third party tools/products is granted to Licensee by Artisan. Licensee must ensure that it has the necessary licenses and rights to use the third party tools/products necessary to utilize the Products. Licensee may not reverse engineer (except to the extent any prohibition on reverse engineering is not allowed in the jurisdiction in which Licensee is located) any of the Products.

2.3	Material Condition.

(a)    Quarterly Product Usage Reports. As a material condition to the license granted hereunder and to all the benefits to Licensee of this Agreement (including but not limited to Artisan’s indemnification of Licensee pursuant to Section 8 hereof), Licensee must provide quarterly Product usage reporting to Artisan. These quarterly reports must be submitted to Artisan no less frequently than seven (7) days after the end of every calendar quarter indicating the current status of all designs that contain or are based upon any portion of the Products or output from the Products (e.g., memory instances) using the Quarterly Product Usage sheet found at http://www.artisan.com/usage-report.html (a substantially similar example is attached hereto as Exhibit A). Such quarterly reports must identify, by Part Number, each integrated circuit design that was delivered to Foundry during the prior quarter for use in manufacturing integrated circuits. Each quarterly report must include all Part Numbers in wafer fabrication at Foundry during that quarter, regardless of whether or not the Part Number(s) have also been submitted in prior quarters. If Licensee’s designs have not taped out to Foundry at the time a quarterly report is due, Licensee can indicate “in-design” status on the form.

(b)    Use of Quarterly Product Usage Reports. Artisan acknowledges the reports delivered by Licensee are the Confidential Information of Licensee or its Affiliates and agrees not to disclose, except to Foundry, (and will cause its employee, agent, or whoever obtain the information hereof not to disclose) the Confidential information of Licensee or its Affiliates without Licensee’s prior written consent. With respect to each such employee, agent or other person to whom Artisan discloses the Confidential Information of Licensee or its Affiliates, Artisan shall be responsible for such party’s compliance with the confidentiality obligations of this Agreement.

(c)    Audit. For so long as Licensee has an obligation to provide Quarterly Product Usage Reports and for a period of one (1) year thereafter, Artisan or its designee shall have the right to conduct up to one (1) audit per year of Licensee’s relevant books and records solely to verify (a) status of designs made with the Product, and (b) amounts payable from Licensee to Foundry in connection with the manufacture of designs made with the Product. Such audits may, at Artisan’s discretion, include the use of a third party auditor to audit Licensee’s wafer volume, in order to correlate such wafer volume information with Foundry. Audits pursuant to this Section shall be conducted (i) with reasonable prior written notice to Licensee, (ii) during normal business hours, (iii) pursuant to a mutually agreed-upon nondisclosure agreement, and (iv) at Artisan’s sole expense.

2.4    Sharing Products With Authorized Recipients. Under one or more programs Artisan authorizes certain service provider, EDA vendors and other third party entities (“Authorized Recipients”) to receive and use certain Artisan Products with and for end users such as Licensee. Artisan will make the names of Authorized Recipients for the Products hereunder known to Licensee via Artisan’s web site or other means. Licensee may disclose/distribute the Products to “Authorized Recipients” and may receive the Products from Authorized Recipients to assist Licensee directly or indirectly with the design and layout of integrated circuits using the Products for eventual manufacture at Foundry’s manufacturing facilities. If Licensee desires to disclose the Products to a third party that is not an Authorized Recipient, Artisan’s prior written consent shall be required and any such consent shall require that such entity be under a restricted use/non-disclosure agreement satisfactory to Artisan (such entity may seek to become an Authorized Recipient with Artisan). If Licensee desires to disclose/share the Products with another existing end user licensee of the Products (i.e., a licensed end user of the Products who is not a service provider, EDA vendor or other service vendor and who is not already an Authorized Recipient), Licensee should first obtain Artisan’s confirmation that such third party is an authorized end user licensee of the Products, and upon such confirmation such end user licensee shall be an Authorized Recipient for the Products as to Licensee. Products shared with an Authorized Recipient remain subject to the terms and conditions of this Agreement.

3.    Ownership; No Implied Licenses: Subject to the licenses granted herein to Licensee, Artisan and its licensors retain all rights, title and interest in and to the Products and all patent rights, trademarks, trade secrets, copyrights, and all other proprietary rights therein. Artisan and its licensors reserve all rights not expressly granted to Licensee hereunder. The only licenses granted hereunder are those expressly stated in this Agreement, and there are no implied licenses granted hereunder.

4.    Warranty Disclaimer: The Products are being provided hereunder “AS IS.” Licensee may obtain technical support and be eligible for receiving updates to the Products by entering into a support agreement/addendum – concurrently with this Agreement – with Artisan under Artisan’s standard terms and conditions for support. ARTISAN AND ITS LICENSORS DO NOT MAKE ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT RELATING TO THE PRODUCTS OR THIS AGREEMENT, OR ARISING FROM A COURSE OF DEALING, TRADE USAGE OR TRADE PRACTICE, AND ANY AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED.

5.    No Support Obligation. Artisan has no obligation under this Agreement to provide technical support to Licensee, and Artisan cannot be held liable to Licensee for the failure to render such support and assistance. Licensee may obtain support pursuant to a separate support agreement/addendum under Artisan’s standard terms, conditions and annual fees for support (a “Support Addendum”). Notwithstanding the foregoing, Artisan may, at its sole option, provide support to Licensee, such as responding to questions regarding the installation and use of the Products submitted via the customer support pages on the Artisan website (http://www.artisan.com).

If Artisan chooses to respond to questions from Licensee, such questions will be given a lower priority than questions posed by licensees with an existing Support Addendum with Artisan, and questions posed by Licensee’s Main Contact shall be given priority over questions submitted by others. Subject to this prioritization, Artisan will generally respond to questions submitted via Artisan’s website on a first in, first out basis.

6.	Term and Termination:

6.1    This Agreement shall have an initial term of two (2) years from the Effective Date, and shall automatically be renewed for successive one (1) year terms, unless either party gives at least sixty (60) days’ written notice of cancellation to the other party prior to the expiration of the term (including the initial term) then in effect.

6.2    This Agreement may be terminated earlier by either party if the other party (1) breaches any material provision of this Agreement, or of any addendum or amendment hereto, and does not cure or remedy such breach within thirty (30) days after receipt of the written notice of breach from the other party; (2) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

6.3    Termination of this Agreement for any reason shall not affect (1) the obligations accruing prior to the effective date of termination; and (2) any obligations under Sections 2.3, 3, 4, 6.4, 7, 8, 9, 11 and 12, all of which shall survive any termination or expiration of this Agreement.

6.4    Upon the effective date of termination, Licensee shall cease use of the Products and promptly shall either destroy or return to Artisan all of the Products in Licensee’s possession or under Licensee’s control, any related documentation, and copies thereof in whole or in part, together with Licensee’s written certification by a duly authorized officer, that the Products stored in any tangible or non tangible form in Licensee’s possession or under Licensee’s control, and all related documentation and all copies thereof in whole or in part are no longer in use and have been returned to Artisan or destroyed. Notwithstanding the foregoing, so long as this Agreement is not terminated due to material breach by Licensee, Licensee shall be entitled to retain a secured archival copy of the Products solely for the purpose of (i) correcting any production problem with integrated circuits being manufactured by Foundry, which were designed using such Products, such as yield or reliability, and (ii) to complete any design which has been started by a Licensee and has reached the point of physical layout of any part of the design. Licensee shall not have the right to use the Products to modify the functionality of any existing integrated circuit product or commence the design of any new integrated circuit product. Any such continued use of the Products as allowed above must be consistent with and in accordance with all restrictions under this Agreement on use of the Products, all of which restrictions shall survive any termination of this Agreement. Licensee must certify in writing to Artisan within fifteen (15) days of termination any such anticipated continued use and the specific integrated circuit products for which the Products will continue to be used. Quarterly reporting of product usage under paragraph 2.3 explicitly survives termination of this agreement for as long as designs are being manufactured that contain or are based upon any portion of the Products or output from the Products.

6.5    Termination of this Agreement under this Section shall be in addition to, and not a waiver of, any remedy at law or in equity available to either party arising from the other party’s breach of this Agreement.

7.    Export: The Products are subject to any and all laws, regulations, orders or other restrictions relative to export, re-export or redistribution of the Products that may now or in the future be imposed by the government of the United States or foreign governments. Licensee agrees to comply with all such applicable laws and regulations.

8.	Patent Indemnification:

8.1    Indemnity Obligation: Artisan shall, at its option and own expense defend or settle any third party claim, suit or proceeding brought by a third party against Licensee alleging direct infringement of any valid United States patent issued prior to the Effective Date of this Agreement of such third party by the Products, as delivered under this License Agreement (“Claim”). If Artisan declines to assume defense of a Claim, then Licensee may assume the defense, and may settle the claim subject to Section 8.2. If Artisan declines to assume defense of a Claim and it is determined that the Claim arose from infringement by the Products as delivered, then Artisan will reimburse Licensee for its actual and reasonable attorneys’ fees that are incurred in defense or settlement of the Claims and that are reasonably approved in advance by Artisan. In addition to the obligation to defend or settle, Artisan shall pay any damages, costs or expenses finally awarded in adjudication of a Claim, to the extent such damages, costs or expenses were based on infringement by the Products as delivered. Artisan also shall pay any amounts agreed to in a written settlement of the Claim that are based on infringement by the Products as delivered, so long as the terms of the settlement are reasonably approved in advance by Artisan.

8.2    Artisan has no obligation under the foregoing unless Licensee: (a) promptly notifies Artisan in writing of such claim, suit or proceeding, (b) gives Artisan sole control over the defense and/or settlement of such claim, suit or proceeding; (c) reasonably cooperates and provides all available information, assistance and authority to defend or settle the claim, suit or proceeding; and (d) fully complies with the notification and audit provisions set forth in this Agreement (see Section 2.3 of this Agreement).

8.3    Exclusions: Artisan will have no liability for any Claim to the extent it (i) is based on modification of a Product other than by Artisan, with or without authorization; or (ii) results from failure of Licensee to use an updated version of a Product; or (iii) is based on the combination or use of a Product with any other software, program or device not provided by Artisan if such infringement would not have arisen but for such use or combination; or (iv) results from compliance by Artisan with designs, plans or specifications furnished by Licensee; or (v) is based on any products, devices, software or applications designed or developed through use of the Products.

8.4    Alternatives; Rights in Event of Potential Claim: If the Product(s) is, or in Artisan’s opinion is likely to become the subject of a claim, suit, or proceeding alleging infringement, Artisan may: (a) procure, at no cost to Licensee, the right to continue usage of the Product; or (b) replace or modify the Product, at no cost to Licensee, to make it non-infringing, provided that substantially the same function is performed by the replacement of modified Product(s), or (c) if the right to continue usage cannot be reasonably procured for Licensee or the Product(s) cannot be replaced or modified to make it non-infringing, terminate the license of such Product(s), and remove the Product(s).

8.5    The foregoing states Artisan’ sole obligations and entire liability with respect to any claimed infringement of the Product(s) of any intellectual property or other rights of any third party.

9.	Limitation of Liability:

9.1    IN NO EVENT WILL ARTISAN, OR ITS LICENSORS BE LIABLE FOR ANY LOSS OR DAMAGE TO REVENUES, PROFITS, OTHER ECONOMIC LOSS OR GOODWILL OR COSTS OF REPLACEMENT GOODS OR SERVICES OR ANY OTHER SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PRODUCTS, HOWEVER CAUSED AND WHETHER BASED IN BREACH OF CONTRACT, BREACH OF WARRANTY, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY OF LIABILITY. THE FOREGOING LIMITATIONS SHALL APPLY EVEN IF ARTISAN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

9.2    EXCEPT WITH RESPECT TO ARTISAN’S OBLIGATIONS UNDER SECTION 8 (“PATENT INDEMNIFICATION”) OF THIS AGREEMENT, IN NO EVENT WILL ARTISAN’S LIABILITY HEREUNDER EXCEED $1,000.00. WITH RESPECT TO ARTISAN’S OBLIGATIONS UNDER SECTION 8 (“PATENT INDEMNIFICATION”) OF THIS AGREEMENT, IN NO EVENT WILL ARTISAN’S LIABILITY HEREUNDER EXCEED THE AMOUNT OF ROYALTIES RESULTING FROM LICENSEE’S USE OF THE PRODUCT(S) IN QUESTION THAT ARE ACTUALLY RECEIVED BY ARTISAN FROM FOUNDRY DURING THE THREE-YEAR PERIOD PRIOR TO THE DATE AN INFRINGEMENT CLAIM IS BROUGHT AGAINST LICENSEE. THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE OR EXTEND THIS LIMIT.

10.    Right To Identify Licensee As Artisan Customer: Artisan shall have the right to identify publicly that Licensee is a customer of Artisan using the Artisan owned Products licensed to Licensee hereunder, including but not limited to identifying Licensee as a customer in Artisan marketing materials and in sales calls.

11.    Performance Comparisons: Licensee shall not distribute externally or to third parties, any reports or statements that directly compare the speed, functionality or other performance results of the Products with any similar third party products without the prior written approval of Artisan.

12.	Miscellaneous:

12.1    Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof. This Agreement will not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded. Venue for all disputes arising out of or relating to this Agreement shall lie exclusively with the state and federal courts sitting in Santa Clara County, California, and Licensee hereby consents and waives any objection to the jurisdiction of such courts for such disputes.

12.2    Assignment. Neither this Agreement nor any rights or obligations hereunder, in whole or in part, shall be assignable by operation of law or otherwise, or otherwise transferable, by Licensee except upon prior written approval of Artisan Components. Such approval shall not be unreasonably withheld. Any unauthorized attempt by Licensee to assign or transfer this Agreement or any rights or obligations hereunder shall be null and void. Artisan may assign this Agreement and/or delegate its rights and obligations hereunder, in whole or in part, with respect to one or more of the Products, to Foundry at any time upon prior written notice to Licensee. Subject to the foregoing, this Agreement will be binding upon and inure to the benefits of the parties hereto, their successors and assigns.

12.3    Limitations on Use. The Product(s) are not specifically developed or licensed for use in the planning, construction, maintenance, operation or other use of any nuclear facility, or for the flight, navigation or communication of aircraft or ground support equipment, or for military use, medical use or in any other inherently dangerous activity. Licensee agrees that Artisan Components shall not be liable for any claims, losses, costs or liabilities arising from such use if Licensee or its distributors or customers use the Product(s) for such applications. Without limiting the generality of the foregoing, Licensee agrees to indemnify and hold Artisan Components harmless from any claims, losses, costs, and liabilities arising out of or in connection with the use of the Product(s) or integrated circuits designed or manufactured using the Product(s) in any such applications.

12.4    Government Restrictions. Use, duplication, reproduction, release, modification, disclosure or transfer of this commercial product and accompanying documentation, is restricted in accordance with FAR 12.212 and DFARS 227.7202, and by a license agreement. Contractor/manufacturer is: Artisan Components, Inc., 141 Caspian Court, Sunnyvale, California 94089.

12.5    Attorneys’ Fees. The prevailing party in any action to enforce the terms of this Agreement shall be entitled to reasonable attorney’s fees and other costs and expenses incurred by it in connection with such action.

12.6    Severability and Waiver. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other subsequent default or breach.

12.7    Equitable Relief. Licensee acknowledges that due to the unique nature of the Products, there may be no adequate remedy at law for any breach of the obligations hereunder, and that any such breach may result in irreparable harm to Artisan. Therefore, that upon any such breach Artisan may seek appropriate equitable relief in addition to whatever remedies it might have at law.

12.8    Entire Agreement and Facsimile Copies. This Agreement, including any Exhibits attached hereto, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any other agreements, promises, representations or discussions, written or oral, concerning such subject matter. Without limiting the generality of the foregoing, if

Licensee received, or receives concurrently with this Agreement, a CD-ROM that contains the Front-End Views licensed hereunder along with a “Foundry Front-End Views License Agreement,” this Agreement supersedes in its entirety such Foundry Front-End Views License Agreement. This Agreement may not be amended except by a written agreement signed by authorized representatives of the parties. The parties may execute and deliver via facsimile an executed copy of this Agreement to one another, and such executed copy(s) sent/received via facsimile shall be deemed an original and binding copy.

Exhibit A

Quarterly Product Usage Report

Below is a list of fields from Artisan’s on-line, web-based Quarterly Product Usage Report. The on-line form can be found at http://www.artisan.com/usage-report.html

Company Information

Company Name

Address

Location/Site

Contact Information

Contact Name

Phone

E-mail address

Product Details (required for each active part number)

Foundry Part Number

Internal Project Code (optional)

Design status

Design in progress

New tape out

Existing design

Product revision

Quarterly wafer volume (optional)

Foundry name

Foundry process

Artisan IP used